Exhibit 23.1

SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sino Daren Co. Ltd.

As independent registered public accountants, we hereby consent to the use of our report dated October 25, 2011, with respect to the financial statements of Sino Daren Co. Ltd., in its registration statement on Form S-1 relating to the registration of 1,000,000 shares of common stock.  We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC.

Sadler, Gibb & Associates, LLC
Salt Lake City, UT
December 14, 2011